Exhibit 2.2
Execution Copy

STOCKHOLDER VOTING AGREEMENT

STOCKHOLDER VOTING AGREEMENT, dated as of May 22, 2014 (this “Agreement”), is made by and among First Business Financial Services, Inc. (the “Company”), and the Persons listed on Schedule I attached hereto (solely in such Person’s capacity as a stockholder of the Seller, each a “Stockholder,” and collectively, the “Stockholders”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Aslin Group, Inc. (the “Seller”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger of AGI Acquisition Corp., a wholly owned subsidiary of the Company, with and into the Seller (the “Merger”), pursuant to which the Seller would become a wholly owned subsidiary of the Company, immediately after which the Seller would be merged with and into the Company, all on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, the Company has required that the Stockholders agree, and each Stockholder has agreed, to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.Definitions. Terms used and not defined herein, but defined in the Merger Agreement, shall have the respective meanings ascribed to them in the Merger Agreement.
2.Voting. As long as this Agreement remains in effect:
(a)Each Stockholder shall, at any meeting of the stockholders of the Seller, however called, or in connection with any written consent of the stockholders of the Seller, vote (or cause to be voted) all Shares then held of record or beneficially owned by such Stockholder as to which the Stockholder has the right to vote or direct the voting (the “Voting Shares”) (i) in favor of the Merger and the approval of the terms of the Merger Agreement and each of the other actions contemplated by the Merger Agreement to be taken by Seller and (ii) against any proposal relating to an Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Seller under the Merger Agreement or which would result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled;
(b)Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, such Stockholder shall not, directly or indirectly:

(i)    offer to transfer (which term shall include, without limitation, any sale, tender, gift, pledge, assignment or other disposition), transfer or consent to any transfer of, any or all of the Voting Shares beneficially owned by such Stockholder (to the extent the Stockholder has the right to dispose of or direct the disposition of such Voting Shares) or any interest therein without the prior written consent of the Company, such consent not to be unreasonably withheld in the case of a gift or similar estate planning transaction (it being understood that the Company may decline to consent to any such transfer if the Person acquiring such Voting Shares does not agree to take such Voting Shares subject to the terms of this Agreement);
(ii)    enter into any option or other Contract with respect to any transfer of any or all of such Voting Shares or any interest therein except as permitted in clause (i);
(iii)    grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Voting Shares except to vote the Voting Shares in accordance with the terms of this Agreement;
(iv)    deposit such Voting Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Voting Shares; or
(v)    subject to Section 6 hereof, take any other action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.
(c)Each Stockholder hereby agrees that such Stockholder:
(i)    shall not, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Seller or any Seller Subsidiaries to, or otherwise take any other action to assist or facilitate, any other Person or group (other than the Company or any affiliate or associate of the Company) concerning any Acquisition Proposal;
(ii)    upon execution of this Agreement, will immediately cease any existing activities, discussions or negotiations conducted heretofore with respect to any Acquisition Proposal; and
(iii)    will immediately communicate to the Seller's Board of Directors of the terms of any Acquisition Proposal (or any discussion, negotiation or inquiry with respect thereto) and the identity of the Person making such Acquisition Proposal or inquiry which such Stockholder may receive or of which such Stockholder may become aware.

Notwithstanding the foregoing, in response to an unsolicited bona fide written Acquisition Proposal that did not result from the Seller's breach of Section 4.3 of the Merger Agreement, each Stockholder that is an officer or director of the Seller may take such actions (in such capacities) as are required to fulfill the officers' or directors' fiduciary duties to the Seller and Seller's stockholders, subject to the restrictions and conditions set forth in Section 4.3 of the Merger Agreement.
(d)Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all reasonable actions applicable to such party, and to do, or cause to be done, all things applicable to such party reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby and the Merger Agreement.
(e)To the fullest extent permitted by applicable Law, each Stockholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.
3.Representations and Warranties of Each Stockholder. Each Stockholder hereby represents and warrants to the Company as follows:
(a)    Such Stockholder owns individually and beneficially the Voting Shares set forth opposite such Stockholder’s name on Schedule I attached hereto. Such Shares constitute all of the shares owned individually and beneficially by such Stockholder on the date hereof as to which the Stockholder has the right to vote or direct the voting. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power to demand and waive appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Voting Shares listed in Schedule I attached hereto with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement.
(b)    Such Stockholder has the power and authority to enter into and perform all of such Stockholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder, enforceable (subject to Company's receipt of any regulatory approvals required by applicable banking Laws) against such Stockholder in accordance with its terms, except in each case as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is a trustee, or any party to any other agreement or arrangement, whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.
(c)    (i) Except as may be required under applicable securities or banking Laws, no filing with, and no permit, authorization, Consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby and the compliance by such Stockholder with the provisions hereof and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof, except in cases in which any conflict, breach, default or violation described below would not interfere with the ability of such Stockholder to perform such Stockholder’s obligations hereunder, shall (A) conflict with or result in any breach of any organizational documents applicable to such Stockholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license or other Contract of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement or voting trust, to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets may be bound or (C) violate any Order or Law applicable to such Stockholder or any of such Stockholder’s properties or assets.
(d)    Except as permitted by this Agreement, the Voting Shares beneficially owned by such Stockholder and the certificates representing such Voting Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for (i) the Shareholders Agreement, dated January 1, 2010, and (ii) any such Liens arising under this Agreement.

4.Stop Transfer. Each Stockholder shall request that the Seller not register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Voting Shares beneficially owned by such Stockholder, unless such transfer is made in compliance with this Agreement.
5.Termination. This Agreement shall terminate, and none of the Stockholders or the Company shall have any further rights or obligations hereunder, upon the earlier to occur of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms.
6.No Agreement as Director or Officer. Stockholder makes no agreement or undertaking in this Agreement in Stockholder's capacity as a director or officer of the Seller or of any Seller Subsidiary (if Stockholder holds any such office), and nothing in this Agreement:
(a)    will limit or affect any actions or omissions taken by Stockholder in stockholder's capacity as such a director or officer, including in exercising rights under Section 4.3 of the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or
(b)    will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder's fiduciary duties as an officer or director to the Seller, its stockholders and any Seller Subsidiary.
For the avoidance of doubt, in the exercise of a Person's fiduciary duties as a director or officer of Seller or any Seller Subsidiary, the Person may take actions which, in the Person's capacity as a Stockholder, may not be taken under the terms of this Agreement.
7.Miscellaneous.
(a)    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
(b)    This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of each Stockholder (in the case of any assignment by the Company) or the Company (in the case of any assignment by a Stockholder).
(c)    Without limiting any other rights the Company may have hereunder in respect of any transfer of Voting Shares, each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Voting Shares owned of record by such Stockholder and shall be binding upon any Person to which legal ownership of such Voting Shares shall pass, whether by operation of Law or otherwise, including, without limitation, such Stockholder’s heirs, guardians, administrators or successors.

(d)    This Agreement may not be amended, changed, supplemented or otherwise modified with respect to a Stockholder except by an instrument in writing signed on behalf of such Stockholder and the Company.
(e)    All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt), (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (iii) on the date sent by facsimile or e-mail of a PDF (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7(d)), as follows:
If to a Stockholder:
To such Stockholder, at the address, or facsimile number or email address, for notices set forth for the Stockholder on the signature page to this Agreement, or to such other address as a Stockholder may hereafter request by delivery of written notice to the Company.
With copies to:
Aslin Group, Inc.
11300 Tomahawk Creek Parkway, Suite 100
Leawood, Kansas 66211
Attention: Malcolm M. Aslin, Chairman
Facsimile: (913) 428-8581
E-mail: mick.aslin@gmail.com

Stinson Leonard Street LLP
1201 Walnut, Suite 2900
Kansas City, MO 64106
Attention:    Mike W. Lochmann
Facsimile:    (816) 412-1249
E-Mail:    mike.lochmann@stinsonleonard.com

If to the Company:
First Business Financial Services, Inc.
401 Charmany Drive
Madison, Wisconsin 53719
Attention:    Barbara Conley, General Counsel
Facsimile:    (608) 232-5978
E-Mail:    bconley@firstbusiness.com

With a copy to:
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, WI 53202
Attention:    Peter J. Wilder
Facsimile:    (414) 273-5198
E-Mail:        pwilder@gklaw.com

or to such other address, electronic mail address or facsimile number as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
(f)    Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
(g)    All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
(h)    The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
(i)    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
(j)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware.
(k)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
(l)    Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect to this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in a state or federal court having jurisdiction in Johnson County, Kansas. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7(d), or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect to this Agreement and the rights and obligations arising hereunder (i) any claim that is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 7(l), (ii) any claim that it is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (iii) to the fullest extent permitted by the applicable Law, any claim that (X) the suit, action or proceeding in such court is brought in an inconvenient forum (Y) the venue of such suit, action or proceeding is improper, or (Z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(m)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE

TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(l).
(n)    If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
(o)    The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
(p)    This Agreement may be executed in counterparts (by fax, emailed PDF or otherwise), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
(q)    All representations, warranties, covenants, agreements, liabilities and obligations of each Stockholder under this Agreement, or in connection with the transactions contemplated hereby shall be several and not joint. No Stockholder shall have any liability or obligation for any act or omission, or breach of this Agreement, by any other Stockholder.
(r)    Except as otherwise provided herein, each party shall pay its, his or her own expenses incurred in connection with this Agreement.
(s)    This Agreement constitutes a separate contract between the Company and each Stockholder that has executed this Agreement. The execution of this Agreement at different times by different Stockholders does not and will not affect the effectiveness, validity or enforceability of this Agreement, or the obligation of any Stockholder who has executed this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company and the Stockholders have caused this Stockholder Voting Agreement to be duly executed in multiple counterparts as of the day, month and year first above written.
FIRST BUSINESS FINANCIAL SERVICES, INC.

By: /s/ Corey Chambas
Name: Corey Chambas
Its:    President and Chief Executive Officer

Signature Page to Stockholder Voting Agreement

IN WITNESS WHEREOF, the Company and the Stockholders have caused this Stockholder Voting Agreement to be duly executed in multiple counterparts as of the day, month and year first above written.

STOCKHOLDER:

ASLIN OPPORTUNITY FUND BK, L.P.

By: ASLIN CAPITAL I, LLC,
general partner

By: /s/ Malcolm M. Aslin
Malcolm M. Aslin, Manager

Address for Notice to Stockholder:
7092 Placida Road
Cape Haze, FL 33946

Attn: Malcolm M. Aslin
Facsimile: 941-697-5299
Email: mick.aslin@gmail.com

Signature Page to Stockholder Voting Agreement

IN WITNESS WHEREOF, the Company and the Stockholders have caused this Stockholder Voting Agreement to be duly executed in multiple counterparts as of the day, month and year first above written.

STOCKHOLDER:

KEEFE VENTURES FUND, L.P.

By: KEEFE VENTURES, LLC,
general partner

By: /s/ John Lyons
John Lyons, President

Address for Notice to Stockholder:

310 South St.
Morristown, NJ 07960

Attn: John Lyons
Facsimile: 973-631-1146
Email: JLyons@keefeventures.com

Signature Page to Stockholder Voting Agreement

IN WITNESS WHEREOF, the Company and the Stockholders have caused this Stockholder Voting Agreement to be duly executed in multiple counterparts as of the day, month and year first above written.

STOCKHOLDER:

WEICHERT ENTERPRISE, LLC

By: /s/ Gerald C. Crotty
Gerald C. Crotty, President

Address for Notice to Stockholder:

1625 State Route 10
Morris Plains, NJ 07950

Attn: Gerald C. Crotty
Facsimile: 973-829-1086
Email: gcrotty@weichertenterprise.com

Signature Page to Stockholder Voting Agreement

IN WITNESS WHEREOF, the Company and the Stockholders have caused this Stockholder Voting Agreement to be duly executed in multiple counterparts as of the day, month and year first above written.

STOCKHOLDER:

By: /s/ Malcolm M. Aslin
MALCOLM M. ASLIN

Address for Notice to Stockholder:

7092 Placida Road
Cape Haze, FL 33946

Attn: Malcolm M. Aslin
Facsimile: 941-697-5299
Email: mick.aslin@gmail.com

Signature Page to Stockholder Voting Agreement

IN WITNESS WHEREOF, the Company and the Stockholders have caused this Stockholder Voting Agreement to be duly executed in multiple counterparts as of the day, month and year first above written.

STOCKHOLDER:

By: /s/ Charles E. Mackey
CHARLES E. MACKEY

Address for Notice to Stockholder:

26730 New Lancaster Road
Louisburg, KS 66053

Attn: Chuck Mackey
Facsimile: 913-262-5806
Email: Cmackey1@gmail.com

Signature Page to Stockholder Voting Agreement

IN WITNESS WHEREOF, the Company and the Stockholders have caused this Stockholder Voting Agreement to be duly executed in multiple counterparts as of the day, month and year first above written.

STOCKHOLDER:

By: /s/ Pamela Berneking
PAMELA BERNEKING

Address for Notice to Stockholder:

12422 NE 117th Street
Kearney, MO 64060

Attn: Pamela Berneking
Facsimile: 913-681-0309
Email: pam.berneking@gmail.com

Signature Page to Stockholder Voting Agreement

Schedule I

Stockholder Name	Number of Shares	Percent

Aslin Opportunity Fund BK, L.P.	717.30	36.912%

Keefe Ventures Fund, L.P.	246.30	12.675%

Weichert Enterprises, LLC	205.30	10.565%

Charles E. Mackey	64.50	3.319%

Malcolm M. Aslin	3.75	0.193%

Pamela Berneking	3.75	0.193%

Total	1,240.90	63.857%